Exhibit 99.1

South African Constitutional Court issues further directions for SASSA tender process

Johannesburg, March 19, 2015 – Net 1 UEPS Technologies, Inc. (the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

Further to the directions provided by the South African Constitutional Court (“Court”) as described in the Company's press releases dated February 6, 11, 18 and 26, 2015, the Court issued the following order today:

1.	SASSA must effect its proposed amendments to the Request for Proposal (“RFP”) by April 2, 2015, to address the remaining five objections raised by Cash Paymaster Services (Pty) Ltd (“CPS”).

2.	To the extent that CPS still has any remaining objections to the draft RFP as amended by SASSA in terms of 1 above:
	2.1.	CPS shall notify the parties and the Court by April 16, 2015;
	2.2.	The Court will issue directions for an urgent hearing to resolve CPS’s notified issues.

3.	Save in the event of any objections made in terms of 2 above:
	3.1.	SASSA shall circulate the RFP to all the parties, the Court and the prospective bidders by April 17, 2015;
	3.2.	All bids must be submitted by May 17, 2015; and
	3.3.	SASSA shall award the new tender by October 15, 2015.

Certain parties also requested the Court for an order directing that parties may only approach the Court for further relief if it is necessary to protect the interests of beneficiaries. The Court reserved judgment on this issue.

About Net1 (www.net1.com)
Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com